Exhibit 11
                            THERMO ECOTEK CORPORATION

                        Computation of Earnings per Share


                                                      Three Months Ended
                                                  ---------------------------
                                                  December 28,   December 30,
                                                          1996           1995
   --------------------------------------------------------------------------

   Net income (a)                                  $ 4,300,000   $ 3,052,000

   Add: Convertible debenture interest,
        net of tax                                     418,000       411,000
                                                   -----------    ----------

   Income applicable to common stock assuming
     full dilution (b)                             $ 4,718,000   $ 3,463,000
                                                   ===========   ===========
   Shares:
   Weighted average shares outstanding              24,507,305    23,291,259

   Add: Shares issuable from assumed exercise of
        options (as determined by the application
        of the treasury stock method)                  485,714             -

        Shares issuable from assumed conversion
        of noninterest-bearing subordinated
        convertible debentures                       2,067,162             -
                                                   -----------   -----------

   Weighted average shares - primary (c)            27,060,181    23,291,259

   Add: Incremental shares issuable from
        assumed exercise of options
        (as determined by the application
        of the treasury stock method)                   10,230       484,582

        Shares issuable from assumed
        conversion of 4% subordinated
        convertible debentures                      10,821,484    10,821,484
                                                   -----------   -----------

   Weighted average shares - fully diluted (d)      37,891,895    34,597,325
                                                   ===========   ===========

   Primary earnings per share (a) / (c)            $       .16   $       .13
                                                   ===========   ===========

   Fully diluted earnings per share (b) / (d)      $       .12   $       .10
                                                   ===========   ===========